SEPARATION AND CONSULTING AGREEMENT


This Separation and Consulting Agreement (the "Agreement") is entered into by and between Mark Bilawsky, residing at 6638 Bristol Lake South, Delray Beach, Florida 33446 (the "Employee") and Church & Dwight Co., Inc., with its corporate headquarters at 469 North Harrison Street, Princeton, New Jersey 08543 (the "Company").

WHEREAS, the Employee is employed by the Company as its Vice President, General Counsel, and Secretary; and

WHEREAS, the Company and the Employee have agreed that the Employee will resign and retire from his position as Vice President, General Counsel, and Secretary effective as of September 30, 2002, or such later date as provided herein; and

WHEREAS, the Company and the Employee wish to fully settle all matters between them arising out of the Employee's employment or his resignation and retirement therefrom; and

WHEREAS, as a result of the personalized knowledge gained by the Employee during his employment, the Company desires to retain the services of the Employee as an independent consultant following his resignation and retirement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Resign and Retire.

     1.1 The Employee hereby resigns and retires, effective September 30, 2002, or such later date as provided in Section 1.1(a) or (b) below (the "Retirement Date"), from his position as the Company's Vice President, General Counsel, and Secretary. Until such time, the Employee will continue to be an employee of the Company, subject to the terms of this Agreement, and the Employee will continue to devote his full time and best efforts to performing his duties as the Company's Vice President, General Counsel and Secretary, as assigned to him from time to time in accordance with the Company's policies.

          1.1(a) The Company may, in its sole discretion, delay the Retirement Date beyond September 30, 2002, until such time as the Company hires an individual to replace the Employee in his position as the Company's Vice President, General Counsel, and Secretary, and such individual commences employment with the Company; provided, however, except as provided in
     Section 1.1(b) below, the Retirement Date shall not be later than December 31, 2002.

          1.1(b) The Company may, in its sole discretion, extend the Retirement Date beyond December 31, 2002, for additional three (3) month periods commencing on January 1, 2003; provided that:

               (i) The Company shall give the Employee no less than thirty (30) days prior notice of its election to extend the Retirement for an additional three (3) month period; and

               (ii) The compensation paid to the Employee under Sections 1.2, 1.3, and 1.4 below, shall continue during such three (3) month period, except that the Employee's regular base salary shall be increased to $235,000 per annum effective as of January 1, 2003; and

               (iii) The Annual Consulting Fee payable to the Employee in accordance with the terms of the Consulting Agreement shall be increased as described in Section 6.1 below.

          1.2 Subject to Section 1.1(b), until the Retirement Date, the Company will continue to pay the Employee his regular base salary of $225,000 per annum (which became effective as of January 1, 2002), and the Employee shall receive a par bonus for 2002 equal to 39% of his base salary prorated for that portion of the year he is employed by the Company prior to the Retirement Date payable at such time and manner as the Company normally pays such bonuses (less required withholding).

          1.3 Until the Retirement Date, the Employee may continue to utilize any vacation time he has accrued under the Company's vacation policy. As soon as practicable following the Retirement Date, the Company shall pay the Employee in a single lump sum payment, less applicable withholding, for any accrued, but unused vacation time in accordance with the terms of the Company's vacation policy.

          1.4 Until the Retirement Date, the Employee may continue to participate in the Company's various retirement, health, welfare and fringe benefit plans, programs, policies and arrangements ("Employee Benefit Plans") for which the Employee is otherwise eligible, pursuant to the terms of such plans. Following the Retirement Date, the Employee generally will cease to participate in the Employee Benefit Plans, except to the extent provided therein or by applicable law. Nothing in this Agreement or the Consulting Agreement shall be interpreted to expand any right the Employee may have under the Employee Benefit Plans unless otherwise expressly provided herein.

          1.5 Following the Retirement Date, the Employee will be eligible for continued dental coverage for himself and his dependants in accordance with the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The Employee shall be required to pay one-hundred percent (100%) of the COBRA premiums for such coverage.

          1.6 Following the Retirement Date, the Employee shall be eligible to apply for and receive medical insurance under the Company's Medical Insurance Plan, as it may be amended from time to time. Benefits for retirees are currently the same as those for active employees, but the Plan is subject to amendment or termination at any time by the Company. If the Employee elects not to apply for such coverage within thirty (30) days following his Retirement Date or if the Employee terminates coverage under the Medical Insurance Plan at any time for any reason, the Employee shall not thereafter be eligible to reapply for coverage under the Medical Insurance Plan. The Employee shall be required to pay one-hundred percent (100%) of the premiums paid by the Company (or other cost of coverage, if self insured in whole or in part) for coverage under the Medical Insurance Plan. Upon the Employee's attainment of age 65, the Employee's coverage under the Company's Medical Insurance Plan shall cease, except as otherwise provided therein.

     2. Stock Options. For a period of two (2) years following the Retirement Date, the Company agrees that any issued and outstanding nonqualified stock options granted to the Employee after December 31, 1998, under the Company's 1983, 1994, and 1998 Stock Option Plans shall continue to vest and be exercisable as if the Employee were still actively employed. After such two (2) year period, any remaining options shall automatically expire and terminate. With respect to vested but unexercised nonqualified stock options granted to the Employee prior to January 1, 1999, the Employee shall have three (3) years from the Retirement Date to exercise such options.

     3. Computer. Following the Employee's resignation and retirement, the Company agrees to give the Employee the computer that was provided by the Company to the Employee for use in his employment as of the execution date of this Agreement; provided that, the Company expressly reserves the right to remove any and all secret, confidential, proprietary or other sensitive information, software, program, or application relating to the Company that the Company determines, in its sole and absolute discretion, is necessary or advisable prior to turning the computer over to the Employee. The Company further reserves the right to remove any and all software, programs, or other applications to the extent that failing to do so would violate any licensing or usage agreement the Company may have. The Employee agrees to cooperate in the identification and removal of all such items, and agrees not to make any copies or otherwise retain or transfer any of such information.

     4. No Other Severance. Except as provided in this Agreement, the Employee shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or his resignation and retirement therefrom. Specifically, the Employee shall not be eligible for severance benefits under any plan, program or arrangement sponsored or funded by the Company, and he hereby waives any right to any such benefits.

     5. Return of Company Property. Subject to Section 3 above, no later than the Employee's Retirement Date, the Employee agrees to return any Company property in the Employee's possession or control, including all equipment, the original and all copies of books, notebooks, documents, reports, files, memoranda, records, computer software and programs, correspondence, mailing lists, client or contact lists, calendars, card files, rolodexes, cardkey passes, door, file and computer keys, computer access codes or disks, company charge cards, instructional employee manuals, and other Company property which the Employee received or had control over during his employment with the Company, except to the extent the Company and the Employee mutually agree such item or items may be required by the Employee in connection with the performance of services under the Consulting Agreement.

     6. Consulting Agreement.

          6.1 Agreement for Services. For a period of three (3) years following the Employee's Retirement Date (each such year referred to hereinafter as a "Consulting Year"), the Employee agrees to make himself available at the Company's reasonable request to provide legal and other related services the Company may reasonably request to the Company, its subsidiaries, partnerships, joint ventures, and affiliates (including, without limitation Armkel, LLC) in accordance with the terms set forth below (the "Consulting Agreement"). Such services shall be performed at such locations as the Company may reasonably request, and the Employee agrees to use his best skill, efforts and judgment in performing such services. So long as Employee renders services, as provided for in this Agreement and the Consulting Agreement, in good faith and in accordance with the Company's "Guidelines for Personal Business Conduct," and in accordance with the best of his abilities, Employee shall be indemnified from any liability by the Company arising from the course and scope of his employment or consulting services to the Company, in the same manner and to the same extent as such indemnification is provided to the executive officers of the Company pursuant to the Company's Restated Articles of Incorporation and/or Bylaws. The Company agrees to pay the Employee an Annual Consulting Fee for services provided up to the Maximum Hour Allotment for each Consulting Year as set forth below. The Annual Consulting Fee shall be payable in twelve
     (12) equal monthly installments, in arrears, whether or not the Company requires the Employee to provide services up to the Maximum Hour Allotment for the Consulting Year. If the Company requests the Employee to provide services that exceed the Maximum Hour Allotment for any Consulting Year, and the Employee agrees to do so, upon submitting reasonable documentation of the same, the Company agrees to pay the Employee $275 for each hour of service provided in excess of the Maximum Hour Allotment for the Consulting Year. The Company agrees to reimburse the Employee for all reasonable travel and other reasonable and necessary out-of-pocket business related expenses incurred by the Employee at the request of the Company in connection with the performance of services under the Consulting Agreement; provided that the Employee shall be required to submit reasonable documentation of such expenses to the Company prior to receiving reimbursement. If the Employee's Retirement Date is on or before December 31, 2002, the Maximum Hour Allotment and Annual Consulting Fee for each of the three (3) Consulting Years following the Employee's Retirement Date shall be as follows:


--------------------------------------------------------------------------------

Consulting Year             Maximum Hour Allotment        Annual Consulting Fee
--------------------  --------------------------------  ------------------------
--------------------  --------------------------------  ------------------------
        1                        750                             $225,000
--------------------  --------------------------------  ------------------------
        2                        375                             $112,500
--------------------  --------------------------------  ------------------------
        3                        188                              $56,250
--------------------------------------------------------------------------------

          Notwithstanding the foregoing chart, if the Company extends the Retirement Date beyond December 31, 2002, pursuant to Section 1.1(b) above, the Maximum Hour Allotment and Annual Consulting Fee for each of the three
     (3) Consulting Years following the Employee's Retirement Date shall be as follows:

--------------------------------------------------------------------------------

Consulting Year             Maximum Hour Allotment        Annual Consulting Fee
--------------------  --------------------------------  ------------------------
--------------------  --------------------------------  ------------------------
        1                        750                             $235,000
--------------------  --------------------------------  ------------------------
        2                        375                             $117,500
--------------------  --------------------------------  ------------------------
        3                        188                              $58,750
--------------------------------------------------------------------------------



          6.2 Termination for Cause. The Company may terminate the Employee's employment and/or the Consulting Agreement at any time for Cause. Any termination shall be effective on the date of delivery of notice of such termination to the Employee if notice is provided in person, by hand delivery or facsimile, or one (1) day after the Company sends notice to the Employee if such notice is sent via Federal Express or other overnight delivery service, or, in all other cases, the termination shall be effective three (3) days after the Company sends notice to the Employee. In the event of termination for Cause under subsections (a) (b) (c) or (d) of this Section, the Company shall have no further obligations to make any payments or provide any benefits under the Consulting Agreement after the date of the event given rise to termination for Cause under subsections (a)
     (b) (c) or (d). For purposes of this Section "Cause" shall mean the following: (a) the Employee's conviction of or plea of guilty or nolo contendere to a felony or crime involving moral turpitude; (b) the Employee's personal dishonesty, willful violation of any laws, rule or regulation (other than minor traffic violations or similar offenses), or Employer's obtaining evidence of employee's breach of any covenant contained in Sections 9 or 10 hereof; (c) the Employee's mismanagement or nonperformance in the conduct of the services requested by the Company; or
     (d) alcohol or substance abuse or addiction on the part of the Employee. Notwithstanding the foregoing, no act or omission described in (c) above shall constitute "Cause" unless the Company notifies the Employee in writing of the acts or omissions that the Company believes constitute Cause, the Company first meets with Employee to discuss the same (which the Company shall use its best efforts to schedule within two weeks of any such notice), and the Employee fails to cure such acts or omissions to the Company's reasonable satisfaction within 72 hours of such meeting. However, if said meeting is not held within two weeks due to the refusal of the Employee to be present at such meeting, then the Employee's employment will be deemed terminated for Cause 72 hours after the expiration of such two week period, unless the Employee will have cured such acts or omissions constituting Cause to the Company's reasonable satisfaction within such time period.

          6.3 Termination upon Death or Disability. This Agreement and the Consulting Agreement shall automatically terminate in the event the Employee dies or suffers a disability that renders the Employee unable to perform the services requested by the Company to its reasonable satisfaction. If the Consulting Agreement terminates during the first two
     (2) Consulting Years following the Retirement Date due to the Employee's death or disability, the Company will pay to the Employee, his estate, or designated beneficiary, in a single lump sum payment, for the year of such death or disability, the sum of (a) the remaining unpaid portion of the consulting fee due for such year, plus (b) $150/hour in the case of death, or $75/hour in the case of disability, for each hour Employee actually worked in such year (i.e., either Year 1 or Year 2, as the case may be), but only with respect to the hours worked in the particular year in which the death or disability actually occurred. Thus, for example, if Employee dies or becomes disabled in Year 2, he (or his estate or beneficiary) will only be paid the remaining unpaid Consulting Fee for Year 2 plus the special death or disability payments for hours worked in Year 2, and not for any hours worked in Year 1. Thereafter the Company shall have no further obligation to make any further payments or provide any benefits under the Consulting Agreement to the Employee, his estate, beneficiaries, heirs, or assigns. If the Consulting Agreement terminates on or after the second anniversary following the Retirement Date due to the Employee's death or disability, the Company shall have no further obligation to make any payments or provide any benefits under the Consulting Agreement (including, without limitation, any unpaid portion of an Annual Consulting
     Fee) to the Employee, his estate, beneficiaries, heirs or assigns, except for any previously earned but unpaid fees.

          6.4 Independent Contractor. The Employee shall perform the services requested by the Company under the Consulting Agreement as an independent contractor and shall not be deemed an employee of the Company. Accordingly, the Company will not withhold federal or state income, social security, or other taxes from the consulting fee paid under the terms of the Consulting Agreement, unless otherwise required by law. Further, during the term of the Consulting Agreement, the Employee is free to render legal and other related services to third parties as the Employee sees fit. Notwithstanding the foregoing, the Employee shall not be permitted to engage in any activity in competition with (including rendering legal services to a competitor) any of the businesses conducted by the Company, its subsidiaries, partnerships, joint ventures, or affiliates, without the prior written approval of the Company. Employee may apply for a waiver of these restrictions, which the Company may grant in its reasonable discretion.

     7. Ongoing Assistance. Following the termination of the Consulting Agreement, the Employee shall execute any and all documents and take any and all actions which the Company may reasonably request to effect the transition of the projects being worked on by the Employee at the time of termination and, subject to mutual agreement regarding time and compensation, the Employee agrees to make himself available with respect to, and to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Employee's employment or provision of services under the Consulting Agreement (whether such litigation or investigation is pending or subsequently initiated) involving the Company or any of its affiliates or other Released Parties (as defined below), including providing testimony and preparing to provide testimony if so requested by the Company or any of its affiliates.

     8. Releases. The Employee hereby releases the Company and its agents, employees, representatives, officers, directors, shareholders, trustees, attorneys, affiliates, subsidiaries, joint ventures, partnerships and any employee benefit plan fiduciary, and the successors and assigns of each (collectively referred to as the "Released Parties") from any debts, duty, claim, counterclaim, cost, expense, cause of action, liability or other obligation, whether known or unknown, against the Released Parties, which the Employee may have relating to the employment of the Employee or the Employee's resignation and retirement therefrom, including, without limitation, any dispute arising prior to the date of execution of the Agreement under the Age Discrimination in Employment Act of 1967; the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act of 1990; and any other federal or state statute or regulation under which the Employee may have a potential claim; and any claim based on theories of contract, tort, or other equitable or legal grounds; Provided, however, that (i) this Release shall only relate to claims relating to Employee's employment or the termination thereof, and (ii) this
Section 8 shall not apply to any claim the Employee may have for accrued vested benefits under any federal or state workers' compensation act, under the Employee Retirement Income Security Act of 1974, or with respect to any obligation of the Company specifically provided for in or pursuant to this Agreement. The Employee affirms that he will not cause or permit to be filed on his behalf any charge, complaint or action before any court or administrative agency alleging discrimination or any unfair employment practices, whether know or unknown, against the Released Parties relating to the employment of the Employee or the Employee's resignation and retirement.

     9. Nondisclosure. During the Employee's employment with the Company and during the term of the Consulting Agreement, the Employee has and will have access to and become acquainted with the Company's confidential and proprietary information, including, but not limited to, information or plans regarding customer relationships; personnel, sales, marketing, and financial operations and methods; trade secrets; formulas; devices; inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). The Employee shall not disclose, transfer, or permit access to any of the Company's Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment or provision of services under the Consulting Agreement for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession or control, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company except when (and only for the period) necessary to carry out the Employee's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of this Agreement. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes general public knowledge except through disclosure by the Employee in violation of this Agreement; (ii) information that may be required to be disclosed by applicable law; (iii) information disclosed to the Employee without obligation of confidence by a third party; and (iv) information that is, or has been developed without having violated this Agreement. The Employee further agrees to keep the terms and provisions of this Agreement confidential.

     10. Nondisparagement. The Employee represents and warrants that, during the course of his employment with the Company, he has conducted himself in a manner consistent with the "Guidelines for Personal Business Conduct," as disseminated to employees from time to time and has done nothing which may adversely affect the goodwill enjoyed by the Company; and the Employee agrees to continue to do so during the term of this Agreement and the Consulting Agreement and to reexecute said Guidelines in his capacity as an independent contractor/consultant.

     11. Remedies. The Employee acknowledges that a material breach or threatened material breach on the Employee's part of any nondisclosure or nondisparagement covenants contained herein will cause such damage to the Company as will be irreparable and for that reason the Employee further agrees that the Company shall be entitled as a matter of right to an injunction from any court of competent jurisdiction (without the need to post bond or prove irreparable injury or inadequate remedy at law), restraining any further violation of such covenants by the Employee. The rights to injunction shall be cumulative and in addition to any and all other remedies the Company may have, including, specifically, recovery of money damages and any other legal or equitable relief available.

     12. Taxes. The Employee agrees that the Employee will be fully and solely responsible for any income or other tax liability imposed on Employee in his capacity as an "independent contractor."

     13. Acknowledgement. The Employee acknowledges that he has carefully read and fully understands all of the terms of this Agreement, including without limitation the releases contained herein. The Employee further acknowledges that the consideration provided for herein represents amounts and benefits greater than he otherwise would be entitled to receive absent this Agreement, and that the Employee has entered into this Agreement willingly, freely, without threat, duress, coercion, undue influence, or intimidation of any kind. The Employee further acknowledges that he has been advised to consult with an attorney of his choosing prior to executing this Agreement. The Employee has had, or has had the opportunity to have, this Agreement in his possession for at least twenty-one
(21) days and has had that same period to consider whether to sign it. Once accepted, the Employee's acceptance to this Agreement can be revoked only within the seven (7) day period following the date of its execution by the Employee. After the expiration of seven (7) days, this Agreement will become effective and legally binding in all aspects.

     14. Entire Agreement. In executing this Agreement, the Employee is not relying on any oral representation or statement by any employee, agent, or representative of the Company regarding the subject matter, basis, or effect of this Agreement. Rather this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements between the parties with respect to such matters unless specifically provided otherwise herein. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

     15. Reformation. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible to be valid, legal, and enforceable.

     16. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of law provisions, and shall be binding upon the parties and their respective heirs, executors, successors and assigns.

     17. Breach. The Employee agrees to indemnify, defend and hold each and all of the Released Parties harmless from and against any loss, cost, damage or expense (including, without limitation, attorney's fees) incurred by the Released Parties as a result of any breach of Sections 8, 9, or 10 of this Agreement by the Employee.

     18. Notice. Any notice required or permitted to be given hereunder shall be deemed sufficient if delivered in person or sent by hand delivery, facsimile, overnight mail, or registered or certified mail, postage prepaid, addressed to the addressee at his or its last known address and shall be effective as of the time provided in Section 6.2.

     19. Assignment. None of the rights of the Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through testamentary disposition or by the laws of descent and distribution upon the death of the Employee. Any attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of the Employee herein shall be void. This Agreement and the Consulting Agreement are for the Employee' personal services and the Employee may not assign, transfer, or delegate any duty or obligation to perform such services. Any attempted assignment, transfer or delegation in violation of this Section 19 shall be null and void and shall constitute a breach of this Agreement and/or the Consulting Agreement.

     20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     21. Death or Disability Prior to Retirement. In the event of the Employee's death or disability prior to the Retirement Date, this Agreement shall automatically terminate and the Company shall have no further obligations to make any payments or take any actions under this Agreement or the Consulting Agreement. In such event, the Employee shall be entitled to benefits under the Company's Employee Benefit Plans in effect as of the date of the Employee's death or disability, for which the Employee is eligible pursuant to the terms of such plans. For purpose of this Section, the Employee shall be deemed to be disabled if he is unable to perform the essential function of his employment as the Company's Vice President, General Counsel and Secretary as may be determined by the Company in a manner consistent with past practice.

     22. Headings, Numbering & Captions. The headings, numbering and captions herein are included solely for convenience, and if there is any conflict between such headings, numbering or captions and the text of this Agreement, the text shall control.

[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement this 4th day of October, 2002.

                                     CHURCH & DWIGHT CO., INC.


                                     By: /s/ Steven P. Cugine
                                         -----------------------------------


                                     Title:  Vice President
                                             Human Resources
                                            --------------------------------


                                     EMPLOYEE



                                     /s/ Mark Bilawsky
                                     ---------------------------------------
                                     Mark Bilawsky